UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2012

Global Income Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-54684	26-4386951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of principal executive offices)

Registrant’s telephone number, including area code: (407) 650-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Global Income Trust, Inc. (referred to herein as the “Company,” “we,” “us,” or “our”), through a wholly owned subsidiary, intends to acquire a Class A bulk industrial building totaling 817,680 square feet located on a 53 acre site in Jacksonville, Florida (the “Jacksonville Property”). The building, which is 100% leased through February 2018 to Samsonite, LLC, a subsidiary of Samsonite International, S.A., the world’s largest travel luggage company (“Samsonite”), currently serves as Samsonite’s primary distribution center in North America. The lease is subject to two optional renewal periods of five years each. The Jacksonville Property was constructed in 2008 and is centrally located within 1.2 miles of Interstate 95 with direct access to Jacksonville Port Authority and Jacksonville International Airport.

In connection with the Jacksonville Property, the Company entered into a purchase and sale agreement with the seller, Imeson West I, LLC, a non-related Florida limited liability company, effective May 29, 2012 (the “Purchase and Sale Agreement”), subject to various contingencies. As a result of certain contingencies being met, including completion of due diligence on July 18, 2012, the Company deems the acquisition as probable. The closing of the acquisition is subject to the remaining contingency of the mortgagee’s approval of the Company’s assumption of the existing mortgage on the property, discussed below.

The purchase price for the Jacksonville Property is $42.5 million, of which approximately $26.8 million is expected to be funded by the Company’s assumption of the existing first mortgage on the property (the “Existing Mortgage”). The Existing Mortgage originated in October 2007 and has a fixed interest rate of 6.08%. In accordance with the terms of the Existing Mortgage, monthly principal and interest payments in the amount of $187,319, based on a 25-year amortization, will be required until the maturity date of September 1, 2023, at which time the remaining outstanding principal balance in the approximate amount of $17.3 million will be due and payable in full. The purchase price, net of the Existing Mortgage expected to be assumed by the Company, together with closing costs, will be paid from net proceeds of the Company’s current public offering.

In connection with this pending acquisition, the Company funded an escrowed earnest money deposit of $250,000, which became non-refundable upon the expiration of the due diligence period on July 18, 2012, at which time an additional $250,000 non-refundable deposit was funded by the Company. The total deposit, plus any additional deposit, will be applied toward the purchase price at the closing of the acquisition. The closing of the acquisition is subject to the principal contingency referenced above and there is no assurance that such contingency will be met. If the contingency is satisfied, management of the Company expects that closing of the acquisition will occur by mid-August, subject to the Company’s right to extend the closing for an additional 30 days upon payment of an additional non-refundable earnest money deposit of $250,000.

Statement Regarding Forward-Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our prospectus dated April 27, 2012, our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally (including financial market fluctuations); risks associated with real estate markets, including declining real estate values; the availability of proceeds from our offering of our shares; the lack of available debt for us or debt on acceptable terms; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; increased competition for properties and/or tenants; defaults or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expenses; losses in excess of our insurance coverage; unknown liabilities of acquired properties; changes in government regulations or accounting rules; inaccuracies of our accounting estimates; our ability to identify and close on suitable investments; and failure to maintain our REIT qualification. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 19, 2012	GLOBAL INCOME TRUST, INC.

	By:	/s/ Steven D. Shackelford
	Name:	Steven D. Shackelford
	Title:	Chief Financial Officer